Exhibit 10.22




                            Compensation of Directors


         In 2005, each Director received a retainer of $24,000 for serving on the Board of Directors. In addition, Mr. Considine was paid $26,000 for serving as Chairman of the Audit Committee, and Mr. Lobatz was paid $17,000 for serving on the Audit Committee. Under the terms of the Company's 1999 Stock Incentive Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of stockholders of the Company is held each year. The purchase price of the shares covered by such options is the fair market value of such shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 1,000 shares of Common Stock at an exercise price of $65.19 per share were awarded to each of Messrs. Bienvenue, Borden, Considine, Cumming, Lobatz and Steinberg on July 12, 2005. The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.